EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ABMC COMPLETES REFINANCING OF ITS LINE OF CREDIT

KINDERHOOK, NY, July 6, 2009 – American Bio Medica Corporation (NASDAQ: ABMC) today announced the successful execution of a new senior secured line of credit with Rosenthal & Rosenthal, Inc., a leading privately held financial services firm. The new credit facility expires in 2012, is collateralized by the Company’s receivables, inventory and intellectual property, and provides for up to $1.5 million in a revolving line of credit; it replaces one of the Company’s previous credit facilities with First Niagara Bank (“First Niagara”), which only provided for up to $650,000 in a revolving line of credit. A portion of the proceeds, approximately $650,000, from the new line of credit have been used to repay the First Niagara line of credit, with the remaining proceeds to be used to provide the Company with increased liquidity for general corporate purposes, including working capital.

Chief Executive Officer Stan Cipkowski stated, “Given the current status of the financial markets, we are pleased with the completion of this refinancing, and we appreciate the support provided by Rosenthal and Rosenthal, enabling us to increase the size of our line of credit facility. The additional borrowing capacity will provide the Company with access to capital resources enabling us to weather these difficult economic times, as well as provide resources for our anticipated growth in the eventual recovery. We will now focus on obtaining new facilities to replace our current term note and real estate mortgage with First Niagara.”

For more information on American Bio Medica Corporation or its products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, Rapid TEC®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® products test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ tests for the presence or absence of drugs of abuse in oral fluids.  ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development, regulatory approvals and intellectual property rights, the Company’s dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008, and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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